Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-231986) of Park Aerospace Corp. of our report, dated May 30, 2025 with respect to the Consolidated Financial Statements of Park Aerospace Corp. and Subsidiaries included in this Annual Report (Form 10-K) of Park Aerospace Corp. for the year ended March 2, 2025.

/s/ CohnReznick LLP

Melville, New York

May 30, 2025